Exhibit 99.1

CONSENT OF STIG LØKKE PEDERSEN TO BE NAMED AS A DIRECTOR NOMINEE

The undersigned hereby consents to being named in the Registration Statement on Form F-1/A (Registration No. 333-236797) and in all subsequent amendments and post-effective amendments or supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Registration Statement”) of NLS Pharmaceutics Ltd., a Swiss company (the “Company”), as an individual to become a director of the Company and to the inclusion of his biographical information in the Registration Statement.

Dated:  October 7, 2020

/s/ Stig Løkke Pedersen
Stig Løkke Pedersen